STOCK AND ASSET PURCHASE AGREEMENT

by and among

WEIDER GLOBAL NUTRITION, LLC

and

WEIDER NUTRITION INTERNATIONAL, INC. and
WEIDER NUTRITION GROUP, INC.

dated as of

April 1, 2005

TABLE OF CONTENTS

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LIST OF EXHIBITS
Exhibit 2.7(a)	Bill of Sale
Exhibit 2.7(b)	Assignment and Assumption Agreement
Exhibit 2.7(c)	Assignment and Assumption of Intangibles Agreement
Exhibit 2.7(d)	European Agreements
(d)(i)	European Services Amendment
(d)(ii)	Distribution Termination Agreement between Haleko Italia srl and Weider
Germany GmbH
(d)(iii)	Distribution Termination Agreement between Haleko Hanseatisches
Lebensmittel Kontor GmbH & Co. OHG and Weider Nutrition, S.L.
Exhibit 2.7(e)	U.S. Transition Services Agreement
Exhibit 2.7(f)	Name License Agreement
Exhibit 2.7(g)	Lease Assignment Agreement
Exhibit 2.7(h)	Legal Opinion
Exhibit 2.8(h)	Promissory Note
Exhibit 2.8(i)	Guarantee

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STOCK AND ASSET PURCHASE AGREEMENT

THIS STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”), is dated as of April 1, 2005, by and between Weider Global Nutrition, LLC (“WGN”), a Nevada limited liability company and a wholly owned subsidiary of Weider Health and Fitness (“WHF”) on the one hand, and Weider Nutrition International, Inc., a Delaware corporation (“WNI”) and its wholly owned subsidiary, Weider Nutrition Group, Inc., a Utah corporation (“WNG,” each of WNI and WNG, a “Seller,” and together, the “Sellers”), on the other hand.

WHEREAS, Sellers are engaged in the business, among other activities, of advertising, marketing, manufacturing and distributing products in the field of health and nutrition;

WHEREAS, a portion of Sellers’ business consists of advertising, marketing and distributing the Weider® branded products in the United States, its territories and possessions (the “Domestic Business”);

WHEREAS, Sellers own indirectly all of the issued and outstanding capital stock (the “International Subsidiary Stock”) of each of (i) Weider Nutrition Ltd. (“Weider UK”), (ii) Weider Nutrition Group Limited (“WNG UK”), (iii) Weider Germany GmbH (“Weider Germany”), (iv) Weider Nutrition SL (“Weider Spain”), (v) Weider Fitness SARL (“Weider France”), (vi) Weider Nutrition Group (Canada) Ltd. (“WNG Canada”) and (vii) Custom Nutrition, Inc. (Canada) (“CN Canada” and, together with Weider UK, WNG UK, Weider Germany, Weider Spain, Weider France and WNG Canada, the “International Subsidiaries”);

WHEREAS, the International Subsidiaries are engaged in the business of advertising, marketing and distributing the Weider® branded products in international markets (the “International Business,” together with the Domestic Business, the “Weider Branded Business”); and

WHEREAS, WGN (“Buyer”), wishes to purchase and acquire from Sellers, and Sellers desire to sell to Buyer, the Weider Branded Business (including certain specified assets and liabilities), subject to and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

Certain Definitions

In addition to the other defined terms set forth herein, as used in this Agreement, the following terms shall have the following respective meanings:

“Action” shall mean any pending, threatened or future action, suit, arbitration, inquiry, proceeding or investigation by or before any court, arbitrator or Governmental Authority, whether civil, criminal or other, and whether known or unknown, fixed or contingent, at the Effective Date, so long as such Action is based on events that occurred prior to the Effective Date.

“Affiliate” of a designated person or party shall be any other person or entity who (or which) directly or indirectly controls, is controlled by, or is under common control with, such designated person; for such purposes, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means with respect to such designated person, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of the designated person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” shall have the meaning set forth in the first paragraph hereof, as such may be amended or supplemented from time to time.

“Ancillary Agreements” shall mean, collectively, the Bill of Sale, the Assignment and Assumption Agreement, the Assignment and Assumption of Intangibles Agreement, the European Agreements, the Promissory Note, the Guarantee, the Name License Agreement, the Lease Assignment Agreement and the U.S. Transition Services Agreement.

“Applicable Laws” shall mean all applicable international, national, federal, provincial, state and local laws, statutes, ordinances, rules, regulations and codes.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.7(b).

“Assignment and Assumption of Intangibles Agreement” shall have the meaning set forth in Section 2.7(c).

“Balance Sheet” shall mean the Weider Branded Business unaudited consolidated and consolidating balance sheet at March 1, 2005, prepared in accordance with historical accounting policies.

“Bill of Sale” shall have the meaning set forth in Section 2.7(a).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required by law to be closed in the City of Los Angeles.

“Buyer” shall have the meaning set forth in the Recitals hereof.

“Buyer Group” shall have the meaning set forth in Section 2.10(a).

“Cash” shall mean cash, money market instruments, bank accounts, bank deposits, certificates of deposit, lock box receipts, other cash equivalents, marketable securities and other investment securities.

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Date” shall mean the third Business Day after the date on which the conditions set forth in Articles VII and VIII (other than conditions precedent that are not capable of being satisfied until the Closing) shall be satisfied or duly waived, or, if Sellers and Buyer mutually agree on a different date, the date upon which they have mutually agreed.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Consents” shall mean, collectively, (a) each consent or novation with respect to any material Weider Contract required to be obtained from the other party or parties thereto by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to avoid the invalidity of the transfer of such Weider Contract, the termination thereof, a breach or default thereunder or any other change or modification to the terms thereof and (b) each consent, approval, order, qualification and waiver required under applicable law to be obtained by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

“Contract” shall mean any contract, agreement, lease, indenture, evidence of indebtedness, binding commitment or instrument, purchase order or written offer.

“Controlling Party” shall have the meaning set forth in Section 6.8(c).

“Copyrights” shall have the meaning set forth in Section 3.10.

“CN Canada” shall have the meaning set forth in the Recitals.

“Definitive Documents” shall have the meaning set forth in Section 3.4.

“Domestic Business” shall have the meaning set forth in the Recitals.

“Effective Date” shall mean March 1, 2005.

“Employment Agreements” means all contracts, agreements and commitments of Sellers or any of their subsidiaries entered into with individual Weider Employee(s) prior to the date of this Agreement relating to the employment, retention, severance or compensation of such Weider Employee(s).

“European Agreements” shall have the meaning set forth in Section 2.7(d).

“Excluded Assets” shall have the meaning set forth in Section 2.3.

“Excluded Contracts” shall mean the Contracts identified on Schedule 2.3 (j).

“Excluded Liabilities” shall have the meaning set forth in Section 2.5.

“Excluded Taxes” shall have the meaning set forth in Section 6.3.

“Fairness Opinion” shall have the meaning set forth in Section 8.5.

“Formulas” shall have the meaning set forth in Section 3.10.

“GAAP” shall mean United States generally accepted accounting principles, as of the date hereof.

“Guarantee” shall have the meaning set forth in Section 2.8(h).

“Governmental Authority” shall mean any federal, state, local, foreign or supranational governmental, judicial or regulatory agency, entity or authority.

“Income Taxes” shall mean Taxes based on income, gain or similar items.

“Indemnified Party” means the Buyer Group or the Seller Group, as the case may be.

“Indemnifying Party” means the Sellers or Buyer, as the case may be.

“Insurance Policies” shall have the meaning set forth in Section 3.15.

“Intangibles” shall have the meaning set forth in Section 3.10.

“International Business” shall have the meaning set forth in the Recitals.

“International Subsidiary Stock” shall have the meaning set forth in the Recitals.

“International Subsidiaries” shall have the meaning set forth in the Recitals.

“Inventions” shall mean all inventions, discoveries, improvements, processes, technology, know-how and other intellectual property, proprietary rights and trade secrets related exclusively to the Domestic Business. Inventions shall not include trademarks, service marks, trade names, trade dress or copyrights, nor any applications or registrations for any of the foregoing.

“Knowledge of WNI” shall mean the actual knowledge of Joseph Baty, Thomas Elitharp, Daniel Thomson and Bruce Wood.

“Legal Opinion” shall have the meaning set forth in Section 2.7(h).

“Lease Assignment Agreement” shall have the meaning in Section 2.7(g).

“Licenses” shall have the meaning set forth in Section 3.10.

“Liens” shall mean all, with respect to any given property(ies), encumbrances, defects of title, deeds of trust, mortgages, security agreements, security interests, pledges, liens, conditional sales agreements, claims, restrictions, charges, options, purchase rights, voting trusts, leases, subleases, encroachments, covenants, easements and/or rights of third parties of every kind and character arising or existing by operation of law, by judicial decree or judgment or arbitral decision, by contract or otherwise, whether or not accrued or fixed, absolute or contingent, known or unknown, determined or determinable and whenever arising, including, but not limited to, those evidenced by contracts, agreements, leases, indentures, deeds of trust and security, conditional sale and other title retention agreements.

“Loss” shall have the meaning set forth in Section 2.10(a).

“Marks” shall have the meaning set forth in Section 3.10.

“Material Adverse Effect” shall mean a material adverse effect on the operations, business, properties, assets, liabilities, results of operations or financial condition of the Weider Branded Business, taken as a whole.

“Material Contracts” shall mean those contracts set forth on Schedule 3.14.

“Mixed Tax Claim” shall have the meaning set forth in Section 6.8(c).

“Name License Agreement” shall have the meaning set forth in Section 2.7(f).

“Names” shall mean all names, marks, trade names and trademarks incorporating the Weider® name by itself or in combination with any other Name, and all of the rights thereto and goodwill represented thereby or pertaining thereto.

“Non-Controlling Party” shall have the meaning set forth in Section 6.8(c).

“Permitted Exceptions” means (a) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or the validity of which is being contested in good faith; (b) statutory liens of landlords and liens of repairmen, carriers, warehousemen, mechanics, materialmen and other similar persons and other liens imposed by Applicable Law incurred in the ordinary course of business; (c) Liens relating to deposits and pledges made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (d) with respect to any asset which consists of a leasehold estate or possessory interest in real property, all Liens and other title matters (whether or not the same are recorded) to which the underlying fee estate in such real property is subject; (e) Liens securing the executory obligations of Sellers or any of its subsidiaries under any lease that constitutes an “operating lease” under GAAP; (f) security interests granted in the ordinary course of business to the lessors of leased equipment in respect of such leased equipment; (g) Liens created in the ordinary course of business after the date of this Agreement; (h) Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (i) the rights and interests of Buyer or any Affiliate of Buyer as provided in this Agreement or any agreement entered into pursuant to this Agreement.

“Pre-Effective Tax Period” shall have the meaning set forth in Section 2.3(h).

“Products” means all products of any Seller or International Subsidiary manufactured, advertised, promoted, distributed or sold under the Weider brand name.

“Product Liabilities” shall mean liabilities and obligations for property or economic damage, death or personal injury or other product or strict liability claim or similar claims arising from, caused by or attributable to, the manufacture, use, consumption or purchase of any Product.

“Promissory Note” shall have the meaning set forth in Section 2.8(g).

“Proprietary Identifiers” shall have the meaning set forth in Section 3.10.

“Purchase Price” shall have the meaning set forth in Section 2.6(a).

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 1060 Statements and Forms” means a statement described in Treasury Regulation Section 1.1060-1(e) and any corresponding provision of any Tax Law with respect to Buyer’s acquisition of the Weider Branded Business and all returns, documents, statements and other forms that are required to be submitted in accordance with applicable Tax Laws in connection therewith, including U.S. Internal Revenue Form 8594 (together with any schedules or attachments thereto).

“Seller Group” shall have the meaning set forth in Section 2.10(a).

“Sellers” shall have the meaning set forth in the first paragraph hereof.

“Selling Stockholders” shall mean WNI, WNG, WNG Holdings, WNI UK and Weider Nutrition BV collectively.

“Special Committee” shall have the meaning set forth in Section 2.7(j).

“Straddle Period” shall mean a taxable period beginning before the Effective Date and ending after the Effective Date with respect to the Weider Assets.

“Superior Offer” shall have the meaning set forth in Section 9.1(c).

“Tax Claim” shall have the meaning set forth in Section 6.8(a).

“Taxes” or “Tax” shall mean (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, parking, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, other fee or charge of any nature imposed by a governmental body; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

“Tax Laws” shall mean the Code, federal, state, local or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

“Tax Return” shall mean all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Governmental Authority with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

“Third-Party Claims” shall have the meaning set forth in Section 2.10(c).

“U.S. Transition Services Agreement” shall have the meaning set forth in Section 2.7(e).

“Weider Assets” shall have the meaning set forth in Section 2.2.

“Weider Books and Records” shall mean originals or copies of, including relevant parts or portions of, all books and records of Sellers and its subsidiaries (including the International Subsidiaries) relating exclusively to the operations of the Weider Branded Business, including all customer lists, mailing lists, distribution lists, price lists, advertiser lists, sponsor lists, promotional and other contact lists and all promotional and purchasing materials used exclusively in the Weider Branded Business.

“Weider Branded Business” shall have the meaning set forth in the Recitals.

“Weider Contracts” shall mean, other than the Excluded Contracts, all: (a) Contracts related exclusively to the Domestic Business pursuant to which any third party purchases the Products from Sellers, (b) Contracts pursuant to which Sellers purchase any materials from any third party for use exclusively in connection with the Domestic Business, (c) Contracts exclusively relating to the distribution of the Products by the Domestic Business, (d) Contracts involving any royalty, licensing or similar arrangement relating exclusively to the Products, (e) Contracts related exclusively to the Domestic Business pursuant to which any services are provided to Sellers exclusively with respect to the Products or the Domestic Business, (f) other Contracts entered into by Sellers from the date hereof to the Closing Date exclusively relating to the Weider Domestic Assets or the Domestic Business and (g) all Contracts listed on Schedule 1(a).

“Weider Domestic Assets” shall have the meaning set forth in Section 2.2.

“Weider Employees” shall mean the individuals listed on Schedule 1(b) hereto that are employed by Sellers immediately prior to the Effective Date that will be employed by Buyer from and after the Effective Date.

“Weider France” shall have the meaning set forth in the Recitals.

“Weider Germany” shall have the meaning set forth in the Recitals.

“Weider Lease” means the lease listed on Schedule 1(c) hereto.

“Weider Liabilities” shall have the meaning set forth in Section 2.4.

“Weider Nutrition BV” shall mean Weider Nutrition BV.

“Weider Permits” shall have the meaning set forth in Section 2.2(n).

“Weider Spain” shall have the meaning set forth in the Recitals.

“Weider UK” shall have the meaning set forth in the Recitals.

“WGN” shall have the meaning set forth in the first paragraph hereof.

“WHF” shall have the meaning set forth in the first paragraph hereof.

“WNG” shall have the meaning set forth in the first paragraph hereof.

“WNG Canada” shall have the meaning set forth in the Recitals.

“WNG Holdings” shall mean WNG Holdings (International) LTD, Inc.

“WNG UK” shall have the meaning set forth in the Recitals.

“WNI” shall have the meaning set forth in the first paragraph hereof.

“WNI UK” shall mean Weider Nutrition (WNI) Limited.

ARTICLE II

Closing; Purchase and Sale

Section 2.1.  Time and Place of Closing. The closing (the “Closing”) of the purchase of the Weider Assets and the assumption of the Weider Liabilities (as provided for in this Article II) shall take place on the Closing Date at 10:00 A.M., Pacific Standard Time, at the offices of Greenberg Glusker Fields Claman Machtinger & Kinsella LLP, 1900 Avenue of the Stars, 21st Floor, Los Angeles, California 90067.

Section 2.2.  Assets Being Sold. Upon the terms and subject to the satisfaction of all of the conditions set forth herein, on the Closing Date Sellers will, and will cause their subsidiaries to, sell, convey, assign, transfer and deliver to Buyer, with such sale, conveyance, assignment, transfer and delivery being deemed effective as of the Effective Date, all of Sellers’ and Sellers’ subsidiaries right, title and interest in the International Subsidiary Stock and the Weider Domestic Assets (collectively, the “Weider Assets”), and Buyer will purchase, acquire, accept and pay for, as hereinafter provided, the Weider Assets and will assume and agree to pay, perform and discharge when due the Weider Liabilities. Furthermore, the parties acknowledge that the Sellers have previously delivered to Buyer the Balance Sheet. For purposes of this Agreement, “Weider Domestic Assets” shall mean all of the right, title and interest of Sellers and their subsidiaries in and to all of the assets, properties and rights, whether tangible or intangible, referred to in Paragraphs (a)-(p) immediately below that are exclusively used in, or exclusively related to, the Domestic Business (provided, however, that notwithstanding the foregoing and the items set forth in Paragraphs (a)-(p) immediately below, the Weider Domestic Assets shall not include any of the Excluded Assets):

(a)  all of the Weider Contracts;

(b)  all software, software systems, databases and database systems, whether owned, leased or licensed by Sellers listed on Schedule 2.2(b);

(c)  all inventories including raw materials, works in process and finished goods;

(d)  all customer lists, mailing lists, distribution lists, price lists, advertiser lists and other contact lists;

(e)  all promotional materials and records;

(f)  all accounts receivable;

(g)  all credits, prepaid expenses and security deposits of Sellers;

(h)  all of the Intangibles and all rights thereunder or in respect thereof, including, but not limited to, rights to sue for and remedies against past, present and future infringements thereof, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof;

(i)  all guarantees, warranties, indemnities and similar rights in favor of the Sellers with respect to any Weider Domestic Asset to the extent transferable;

(j)  all office equipment listed on Schedule 2.2(j);

(k)  all of Sellers’ right, title and interest under the Weider Lease;

(l)  any interest in or right to any refund of Taxes relating to the Weider Domestic Assets, the Domestic Business or the Weider Liabilities to the extent such Taxes are for, or applicable to, any taxable period (or portion thereof) beginning after the Effective Date (a “Post-Effective Tax Period”);

(m)  to the extent their transfer is permitted by Applicable Law, all Weider Books and Records;

(n)  to the extent their transfer is permitted by Applicable Law and assignable under the terms thereof, all approvals, permits and authorizations of, or issued by, any Governmental Authority, including all applications therefore, related exclusively to the Domestic Business (the “Weider Permits”);

(o)  all goodwill relating to, or arising from, the Domestic Business; and

(p)  except as provided for in Section 2.3 hereof, any and all other assets of Sellers, real or personal, tangible or intangible, not listed above that are exclusively used in or exclusively related to the Domestic Business.

Section 2.3.  Excluded Assets. The Weider Assets shall not include (and Sellers shall retain all rights in) any assets of Sellers other than the Weider Assets (the “Excluded Assets”). Without limiting the generality of the foregoing, the Excluded Assets shall include, and Buyer acknowledges that there shall be excluded from the Weider Assets, the following:

(a)  Sellers’ and their subsidiaries’ (excluding the International Subsidiaries) corporate books and records, tax records, work papers and other books and records, other than the Weider Books and Records;

(b)  Weider Books and Records that Sellers are required by Applicable Laws to retain;

(c)  all human resources and other employee-related files and records related to non-Weider Employees and, to the extent required by Applicable Law, Weider Employees;

(d)  all software, software systems, databases and database systems, whether owned, leased or licensed by Sellers except those listed on Schedule 2.2(b) (excluding those owned exclusively by the International Subsidiaries);

(e)  all computers, printers, photocopiers, and other similar tangible personal property owned by any Seller except those listed on Schedule 2.2(j) (excluding those owned exclusively by the International Subsidiaries);

(f)  any insurance policies of Sellers or its Subsidiaries (excluding the International Subsidiaries) or rights thereunder or proceeds thereof;

(g)  all guarantees, warranties, indemnities and similar rights in favor of the Sellers or any of their Affiliates to the extent relating to (i) any other Excluded Asset, (ii) any Excluded Liability or (iii) any matter to the extent Sellers indemnify Buyer pursuant to Article X hereof;

(h)  any interest in or right to any refund of Taxes of Sellers or their subsidiaries for any period, and any interest in or right to any refund of Taxes relating to the Weider Assets (other than refunds of Taxes to any International Subsidiary), the Weider Branded Business or the Weider Liabilities for, or applicable to, any taxable period (or portion thereof) ending on or prior to the Effective Date (a “Pre-Effective Tax Period”);

(i)  any other assets of Sellers listed on Schedule 2.3(i);

(j)  any Contracts listed on Schedule 2.3(j) (the “Excluded Contracts”); and

(k)  all intellectual property rights not related exclusively to the Weider Branded Business, including, without limitation, related to Sellers’ Schiff, Tiger’s Milk, Multipower and Multaben branded products.

Section 2.4.  Assumed Liabilities. On and subject to the terms and conditions set forth in this Agreement, effective as of the Effective Date, Buyer shall assume from Sellers and its subsidiaries and pay, discharge, perform or otherwise satisfy the following liabilities and obligations (whether or not fixed, contingent or absolute, accrued or unaccrued, known or unknown), other than the Excluded Liabilities:

(a)  all obligations and liabilities of the International Subsidiaries and the Selling Stockholders associated with, or resulting from, the purchase and ownership of the International Subsidiary Stock, including the promissory notes and other arrangements listed on Schedule 5.6(a);

(b)  all obligations and liabilities of Sellers reflected on the Balance Sheet, including, but not limited to, the following:

(i)  accrued personnel-related expenses for Weider Employees (including, but not limited to, expenses related to their hiring, severance payments, bonuses, medical and workers’ compensation plans, accrued but unused vacation pay);

(ii)  all legal expenses accrued in the ordinary course of business (not including Sellers’ legal expenses related to the transactions contemplated by this Agreement);

(iii)  royalty payments;

(iv)  lease obligations;

(v)  non-U.S. income Taxes due related to the Weider Branded Business; and

(vi)  outstanding debt.

(c)  all obligations and liabilities relating to trade accounts payable of the Weider Branded Business whether accrued or payable prior to or after the Effective Date;

(d)  all obligations and liabilities relating to promotions, rebates, returns, broker commissions and chargebacks related to the Products occurring after the Effective Date (regardless of when manufactured or offered, as applicable);

(e)  all obligations and liabilities relating to Taxes (including non-U.S. income Taxes), other than the Excluded Taxes;

(f)  all obligations and liabilities associated with accounts receivables arising within seventy-five (75) days prior to the Effective Date and any arising thereafter;

(g)  any severance costs and obligations related to Weider Employees arising after the Effective Date;

(h)  all obligations and liabilities under the Weider Contracts, including any body builder contracts except as set forth on Schedule 2.4(h);

(i)  Product Liabilities relating to the manufacturing, marketing, sale, distribution or use of a Product or the operation of the Weider Branded Business on or after the Effective Date (regardless of when manufactured);

(j)  all obligations and liabilities relating to voluntary and involuntary recalls, seizures or withdrawals of Products occurring on or after the Effective Date (regardless of when manufactured);

(k)  all obligations and liabilities under the Employment Agreements relating to employees of the Domestic Business;

(l)  all obligations and liabilities with respect to the Weider Permits to the extent relating to the operation or conduct of the Weider Branded Business on and after the Effective Date;

(m)  all obligations and liabilities under the Weider Lease; and

(n)  all obligations and liabilities arising out of, or incident to, the operation of the Weider Branded Business on or after the Effective Date;

The foregoing liabilities being assumed by Buyer are referred to hereinafter collectively as the “Weider Liabilities.”

Section 2.5.  Excluded Liabilities. Except as otherwise provided for in this Agreement, Buyer is not assuming and Sellers shall remain bound by and liable for and pay, perform or otherwise satisfy:

(a)  all obligations and liabilities of Sellers or any of their Affiliates for Taxes to the extent provided in Article VI;

(b)  all obligations and liabilities of Sellers or any of its subsidiaries (other than the International Subsidiaries) for borrowed money or in respect of any other long-term indebtedness, including indebtedness under any bank lines of credit or bank credit agreements except those obligations and liabilities relating exclusively to the Domestic Business to the extent they are set forth on the Balance Sheet;

(c)  all obligations and liabilities of Sellers which are expressly retained by them pursuant to this Agreement and the Ancillary Agreements;

(d)  all obligations and liabilities of Sellers under the Excluded Contracts;

(e)  any severance costs and obligations related to United States-based employees of the Weider Branded Business other than the Weider Employees;

(f)  all liabilities related to accounts receivable arising prior to seventy-five (75) days prior to the Effective Date;

(g)  Product Liabilities relating to the marketing, advertising, sale, distribution or use of a Product and/or the operation of the Weider Branded Business, in each case, prior to the Effective Date; and

(h)  any and all claims, liabilities and obligations relating to or arising from the Excluded Assets.

The foregoing liabilities not being assumed by Buyer are referred to hereinafter collectively as the “Excluded Liabilities.”

Section 2.6.  Consideration for the Weider Assets.

(a)  Closing Date Purchase Price. In consideration of the sale, transfer, conveyance and assignment of the Weider Assets by Sellers (and its subsidiaries) to Buyer at the Closing, subject to the terms and conditions of this Agreement, Buyer shall pay to Sellers an aggregate amount equal to Fourteen Million Dollars ($14,000,000) (US), which shall be payable as follows: Twelve Million Nine Hundred Thousand Dollars in cash and One Million One Hundred Thousand Dollars ($1,100,000)(US) pursuant to the Promissory Note (the “Purchase Price”).

(b)  All payments to be made on the Closing Date pursuant to this Section 2.6 shall be made in United States Dollars, by wire transfer of immediately available funds to the account or accounts specified in writing by Sellers on or prior to the Closing Date.

Section 2.7.  Deliveries by Sellers. At the Closing, Sellers shall deliver the following to Buyer:

(a)  a duly executed bill of sale substantially in the form attached hereto as Exhibit 2.7(a) (the “Bill of Sale”) transferring to Buyer all of the personal property owned or held by Sellers as of the Effective Date which are included in the Weider Assets free and clear of any and all material Liens, security interests and encumbrances of any nature whatsoever;

(b)  a duly executed instrument of assignment and assumption substantially in the form attached hereto as Exhibit 2.7(b) hereto (the “Assignment and Assumption Agreement”) pursuant to which Sellers will delegate to Buyer, and Buyer will assume, all of the Weider Liabilities;

(c)  a duly executed instrument of assignment and assumption of the Intangibles substantially in the form attached hereto as Exhibit 2.7(c) hereto (the “Assignment and Assumption of Intangibles Agreement”);

(d)  a duly executed amendment to the services agreement for Europe substantially in the form attached hereto as Exhibit 2.7(d)(i), a duly executed distribution termination agreement between Haleko Italia srl and Weider Germany GmbH substantially in the form attached hereto as Exhibit 2.7(d)(ii) and a duly executed distribution termination agreement between Haleko Hanseatisches Lebensmittel Kontor GmbH & Co. OHG and Weider Nutrition, S.L. substantially in the form attached hereto as Exhibit 2.7(d)(iii) (collectively, the “European Agreements”);

(e)  a duly executed transition services agreement for the United States substantially in the form attached hereto as Exhibit 2.7(e) (the “U.S. Transition Services Agreement”);

(f)  a duly executed license agreement for the use of the Names substantially in the form attached hereto as Exhibit 2.7(f) (the “Name License Agreement”);

(g)  a duly executed instrument of lease assignment and assumption substantially in the form attached hereto as Exhibit 2.7(g) (the “Lease Assignment Agreement”);

(h)  a legal opinion substantially in the form attached hereto as Exhibit 2.7(h) (the “Legal Opinion”);

(i)  a copy of the resignation(s) of Richard Blair required under Section 8.6;

(j)  the officer’s certificate required under Section 7.1(along with an incumbency certificate);

(k)  a copy of the resolutions adopted by the (i) Boards of Directors of each Seller and Selling Stockholder (other than in the case of WNI UK), in each case, authorizing the execution, delivery and performance of this Agreement by Sellers and the transfer and conveyance of the International Subsidiary Stock, as applicable, and (ii) the Special Committee of the Board of Directors (the “Special Committee”) recommending to the Board of Directors of WNI that the Sellers approve, execute, deliver and perform the Agreement; and certificates of the Secretary, Assistant Secretary or other authorized person of Sellers and each Selling Stockholder, as applicable, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect as of the Closing Date;

(l)  certified copies of the Certificate of Incorporation and the Bylaws of each Seller;

(m)  to the extent applicable, stock certificates representing all of the issued and outstanding stock of all of the International Subsidiaries together with duly executed stock assignments separate from the stock certificates in favor of Buyer; and

(n)  a copy of the Fairness Opinion.

Section 2.8.  Deliveries by Buyer. At the Closing, Buyer shall deliver, and in the case of the Guarantee, shall cause WHF to deliver, the following to Sellers:

(a)  Cash in the amount of Twelve Million Nine Hundred Thousand Dollars ($12,900,000), by wire transfer of immediately available funds to the bank account(s) designated by Sellers pursuant to Section 2.6(a) above;

(b)  a duly executed copy of the Assignment and Assumption Agreement;

(c)  a duly executed copy of the Assignment and Assumption of Intangibles Agreement;

(d)  a duly executed copy of the U.S. Transition Services Agreement;

(e)  a duly executed copy of the Name License Agreement;

(f)  a duly executed copy of the Lease Assignment Agreement;

(g)  a duly executed promissory note in favor of the Sellers in the form attached hereto as Exhibit 2.8(g) (the “Promissory Note”) pursuant to which Buyer agrees to pay Sellers the amount on the terms set forth therein;

(h)  a duly executed guarantee in the form attached hereto as Exhibit 2.8(h) pursuant to which WHF guarantees the obligations of Buyer under this Agreement and the Ancillary Agreements and agrees to be bound by the terms of Section 5.11 hereof (the “Guarantee”);

(i)  the officer’s certificate required under Section 8.1;

(j)  cash in the amounts due to Sellers as set forth on Schedule 5.6(b) by wire transfer in immediately available funds to the account(s) designated by Sellers pursuant to Section 2.6(a) above;

(k)  a certified copy of the Articles of Organization and Operating Agreement of Buyer;

(l)  a certificate of good standing of Buyer from the Secretary of State of Nevada;

(m)  a copy of the resolutions adopted by the Managing Member (as defined in the Buyer’s Operating Agreement) of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer; and

(n)  a copy of the resolutions adopted by the Board of Directors of the Managing Member of Buyer authorizing the Buyer, to execute, deliver and perform this Agreement.

Section 2.9.  Assignment of Contracts and Rights.

(a)  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement (i) to transfer or assign any Weider Asset, or any claim, right or benefit arising under such Weider Asset, or (ii) to enter into or consummate any of the Ancillary Agreements if, without the consent of a third party, such transfer and assignment or other transaction would constitute a breach of, or default under, any agreement to which Sellers or their Affiliates are parties, or would, in any material way, adversely affect the rights of Buyer or its Affiliates or Sellers or their Affiliates under any Weider Asset.

(b)  If any such consent is not obtained prior to Closing and as a result thereof Buyer shall be prevented by such third party from receiving the rights and benefits with respect to such Weider Asset (or such other transaction) intended to be transferred hereunder, or if an attempted assignment thereof (or such transaction) would be ineffective or would adversely affect the rights of Sellers thereunder so that Buyer would not in fact receive all such rights, Sellers and Buyer will cooperate in any lawful and commercially reasonable arrangement, as Buyer and Sellers shall agree, under which Buyer would, to the extent practicable, obtain the economic claims, rights and benefits under such asset and assume the economic burdens, liabilities and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing, or subleasing to Buyer. Sellers will promptly pay to Buyer when received all monies received by Sellers under any such Weider Asset or any claim, right or benefit arising thereunder, and Buyer will indemnify and promptly pay Sellers for all liabilities of Sellers associated with such Weider Asset that arise due to the fact that such asset was not transferred to Buyer on the Closing Date.

Section 2.10.  Indemnification.

(a)  Products Liability Indemnity. Sellers shall indemnify, defend and hold harmless Buyer, its Affiliates, shareholders, members, managers, officers, directors, successors, assigns and agents (collectively, “Buyer Group”) from and against all damages, losses, liabilities and expenses (including reasonable attorney’s fees) (hereinafter, a “Loss”) arising from claims asserted against, resulting to, imposed upon or incurred by any member of the Buyer Group relating to, or resulting from, any Product Liabilities for Products sold prior to the Effective Date, other than for claims that arise from the Weider Liabilities. Buyer shall indemnify, defend and hold harmless Sellers, its Affiliates, shareholders, officers, directors, successors, assigns and agents (collectively, “Seller Group”) from and against all damages, losses, liabilities and expenses (including reasonable attorney’s fees) arising from claims asserted against, resulting to, imposed upon or incurred by any member of the Seller Group relating to, or resulting from, any Product Liabilities for Products manufactured and sold following the Effective Date. For clarification, this Section 2.10 shall survive closing.

(b)  Indemnity for Broker’s and Finder’s Fees. Sellers shall indemnify, defend and hold harmless Buyer Group from and against all claims of third parties claiming compensation, commissions or expenses for services as a broker or finder provided to Sellers related to the transactions contemplated by this Agreement. Buyer shall indemnify, defend and hold harmless Seller Group from and against all claims of third parties claiming compensation, commissions or expenses for services as a broker or finder provided to Buyer related to the transactions contemplated by this Agreement.

(c)  Indemnification Procedures. An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and liabilities of the Indemnifying Party under this Section 2.10 with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Section 2.10 (“Third-Party Claims”) shall be governed by and be contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third-Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third-Party Claim within 30 days of the receipt by the Indemnified Party of notice of such Third-Party Claim; provided, however, that the failure to provide such notice to the Indemnifying Party shall not release the Indemnifying Party from any of its obligations under this Section 2.10 except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Section 2.10. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third-Party Claim, then the Indemnifying Party shall be required to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its reasonable discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, which counsel shall be reasonably acceptable to the Indemnifying Party, at the expense of the Indemnifying Party. Upon the Indemnifying Party’s assuming the defense against the Third-Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, if for any reason, the Indemnified Party is, directly or indirectly, conducting the defense against any such Third-Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third-Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld; provided, however, that in the event that the Indemnified Party withholds unreasonably withholds its consent to a settlement, the Indemnified Party shall indemnify and hold harmless the Indemnifying Party against any Losses suffered by the Indemnifying Party as a result of the Indemnified Party’s withholding of its consent to such settlement proposal. The Indemnifying Party will make promptly any payment required to be made by it to the Indemnified Party under this Section 2.10.

Section 2.11.  Indemnity for Surviving Representations and Warranties; Limitation.

(a)  Sellers shall indemnify, defend and hold harmless Buyer Group from and against any and all (i) Losses arising from claims asserted against, resulting from, imposed upon or incurred by any member of the Buyer Group or (ii) Losses incurred by the Weider Branded Business, relating to, or resulting from, any breach by a Seller of any of the surviving representations and warranties set forth in Section 10.7.

(b)  Notwithstanding anything in this agreement to the contrary, Sellers shall not be liable to indemnify Buyer Group for any Losses pursuant to Section 2.11(a) until the aggregate amount of such Losses exceeds One Hundred Thousand Dollars ($100,000) at which time Sellers shall be liable to indemnify Buyer Group for the aggregate amount of such Losses in excess of such $100,000 threshold. The maximum aggregate indemnification obligation of Sellers with respect to Section 2.11(a) shall in no event exceed Two Million Dollars ($2,000,000).

Section 2.12.  Sole Remedy. Except for claims for fraud, bad faith or willful malfeasance, the indemnification provided in Sections 2.10 and 2.11 shall be the sole and exclusive remedy after the Closing Date for damages available to Buyer for Losses described in Section 2.10 and Section 2.11 and in no event shall Buyer be entitled to offset the amount of any damages for such Losses against any amounts due to Sellers under the Promissory Note.

Section 2.13.  Sales Tax. Each of Sellers and Buyer shall be responsible for fifty percent (50%) of any sales and use taxes arising out of the sale of the Weider Assets as contemplated by this Agreement. In addition, Buyer shall pay its pro-rata portion of state and local real and personal property taxes, if any, payable with respect to any Weider Assets (it being understood that Sellers are responsible for the portion up to the Effective Date and Buyer is responsible for the portion from and after the Effective Date).

ARTICLE III

Representations and Warranties of Sellers

Sellers hereby jointly and severally represent and warrant to Buyer as follows, except as otherwise set forth on the Schedules hereto:

Section 3.1.  Organization, Standing and Power. Each of WNI and WNG is a corporation duly organized, validly existing and in good standing under the laws of the States of Delaware and Utah, respectively, with full corporate power and corporate authority to (a) own, lease and operate its properties, (b) carry on the Domestic Business as currently conducted by it, and (c) execute, deliver and perform under this Agreement, the Ancillary Agreements and each other agreement and instrument to be executed and delivered by it pursuant hereto. In addition, each International Subsidiary is a business entity duly organized, validly existing and in good standing under the laws of each of the countries or other jurisdictions set forth opposite such Subsidiary’s name in Schedule 3.1, with full power and authority to (i) own, lease and operate its properties, and (ii) carry on the International Business as currently conducted by it. There are no countries, states or other jurisdictions in which the character and location of any of the Weider Assets owned or leased by a Seller or the conduct of the Domestic Business, or the character or location of any properties owned or leased by any International Subsidiary or the conduct of the International Business, would make it necessary for a Seller or any International Subsidiary, as the case may be, to qualify to do business as a foreign corporation, except where the failure to so qualify would not have a Material Adverse Effect or would not interfere with the ability of the Sellers or any International Subsidiary to consummate the transactions contemplated by this Agreement. True and complete copies of the charter documents of each International Subsidiary, and all amendments thereof, have heretofore been furnished to Buyer.

Section 3.2.  Capitalization. The outstanding capital stock of each International Subsidiary is set forth in Schedule 3.2. All of the International Subsidiary Stock is owned as of record by the applicable corporate entities set forth in Schedule 3.2, and no person or entity other than the Selling Stockholders, own, directly or indirectly or beneficially or of record, any such International Subsidiary Stock, and all such International Subsidiary Stock has been duly authorized, validly issued, fully paid and is nonassessable. Schedule 3.2 sets forth a true and complete list of the holders of all outstanding options and warrants issued by any International Subsidiary, which options and warrants are held by such holders in the amounts set forth on Schedule 3.2.

Section 3.3.  Weider Assets Complete; Title to Weider Assets. To the Knowledge of WNI, set forth on Schedule 3.3 is a complete list of the Weider Domestic Assets, and to the Knowledge of WNI, except for the item listed on Schedule 3.5 relating to Mariz Gestao E Investimentos Limitada, the Weider Domestic Assets listed on Schedule 3.3 along with the International Subsidiary Stock and the services provided under the U.S. Transition Services Agreement constitute all of the assets (including, but not limited to, tangible and intangible assets, contracts and permits) necessary to enable the Buyer to conduct the Weider Branded Business in a manner substantially similar to the way in which the Weider Branded Business was conducted immediately prior to the Effective Date, except for any such failure to include an asset or service that would not have a Material Adverse Effect. To the Knowledge of WNI, Sellers have good and marketable title to all of the Weider Assets and will transfer and convey such good and marketable title to the Weider Assets to Buyer effective as of the Effective Date, except for any such failure that would not have a Material Adverse Effect.

Section 3.4.  Authority. The execution and delivery by each Seller of this Agreement, the Ancillary Agreements and of all of the other agreements to which it is a party (collectively, the “Definitive Documents”), the performance by each Seller of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of each Seller, and each Seller has all necessary corporate power and corporate authority with respect thereto. Each other Selling Stockholder has all necessary corporate power and corporate authority to sell, transfer and convey to Buyer all International Subsidiary Stock owned by it, free and clear of any and all Liens. This Agreement is, and when executed and delivered by each Seller will be, the valid and binding obligations of the Sellers, enforceable against each in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies.

Section 3.5.  Noncontravention. Except as set forth on Schedule 3.5, neither the execution and delivery by the Sellers of this Agreement or of any Ancillary Agreement to be executed and delivered by them, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by them (or any other Selling Stockholder) of any of their respective obligations hereunder or thereunder, will (a) conflict with or result in a material breach of or a default under any provision of their respective Articles or Certificate of Incorporation, Bylaws, or other charter documents, as amended to date, (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits, under any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which any of the Sellers or any other Selling Stockholder is a party or by which any of them or their respective assets may be bound or affected, or require any consent, approval or notice under the terms of any such document or instrument, (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or Governmental Authority which is applicable to any of them or (d) result in the creation or imposition of any material Lien (other than Permitted Exceptions) upon any of the Weider Assets, except, in the cases of clauses (b), (c) and (d) above, as would not have a Material Adverse Effect.

Section 3.6.  Absence of Undisclosed Liabilities. To the Knowledge of WNI, none of the Sellers, the other Selling Stockholders nor the International Subsidiaries have any material liabilities or obligations, whether accrued, matured, unmatured, absolute, contingent, direct or indirect or otherwise, related exclusively to the Weider Branded Business, which: (a) (i) have not been reflected on the Balance Sheet, (ii) have not been incurred in the ordinary course of business since the date of the Balance Sheet or (iii) in the case of other types of liabilities and obligations not customarily reflected on a consolidated balance sheet prepared in accordance with historical accounting policies, have not been expressly described in Schedule 3.6, or (b) with respect to each of clauses (i) (ii) or (iii) above, would be reasonably expected to have a Material Adverse Effect on the Weider Branded Business.

Section 3.7.  Absence of Changes. Except as set forth in Schedule 3.7, since March 1, 2005, there have not been any material changes in the condition (financial or otherwise) of the Weider Assets or the Weider Branded Business that would have a Material Adverse Effect on the Weider Branded Business.

Section 3.8.  Litigation. Except as set forth in Schedule 3.8, there are no claims, suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the Knowledge of WNI, threatened, against or relating to either Seller, any other Selling Stockholder or any International Subsidiary (but only as it relates to the Weider Branded Business) which would result in a Material Adverse Effect.

Section 3.9.  Properties; Assets. To the Knowledge of WNI, all facilities, structures, equipment and other personal property forming a part of the Domestic Assets and utilized in the Weider Branded Business are owned or leased by a Seller. Except as set forth on Schedule 3.9, each of the Sellers has good and marketable title to all of its and their respective Weider Domestic Assets, free and clear of all material Liens and Permitted Exceptions.

Section 3.10.  Intangibles/Inventions. To the Knowledge of WNI, Schedule 3.10 identifies (by a summary description) the following (A) all United States and foreign patents, trademarks and trade name registrations, trademarks and trade names, fictitious names, and service marks and service mark registrations, and all applications therefor, which are currently used exclusively in connection with the Domestic Business (collectively, the “Marks”), (B) copyright applications and registrations for works or authorship currently used exclusively in connection with the Domestic Business (collectively, the “Copyrights”), (C) Internet domain names, proprietary 800 and 888 prefix phone numbers, Internet URLs and other similar identifiers and proprietary rights which are currently used exclusively in connection with the Domestic Business (collectively, the “Proprietary Identifiers”), (D) all product formulas for all products currently marketed exclusively in connection with the Domestic Business (“Formulas”) and (E) all licenses and other agreements to which a Seller is a party or otherwise bound which relate to any of the Inventions or a Seller’s use thereof in connection with the Domestic Business (collectively, the “Licenses”, and together with the Marks, Proprietary Identifiers and the Inventions, the “Intangibles”).

Section 3.11.  Tax Matters. Except as set forth in Schedule 3.11, each Seller, each other Selling Stockholder and each International Subsidiary, as applicable, has filed with the appropriate governmental agencies all Tax Returns and reports required to be filed by it, and has paid in full or contested in good faith (and made adequate provision for) the payment of Taxes (as hereinafter defined) due and owing (whether or not shown on any Tax Return).

Section 3.12.  Banks; Powers of Attorney. To the Knowledge of WNI, Schedule 3.12 is a complete and correct list showing (a) the names of each bank in which each International Subsidiary has one or more account(s) and safe deposit box(es), and the names of all persons authorized to draw thereon or who have access thereto, and (b) the names of all persons, if any, holding powers of attorney from any Selling Stockholder or any International Subsidiary with respect to any such account(s).

Section 3.13.  Employee Arrangements. In regards to the Weider Employees, to the Knowledge of WNI, Schedule 3.13 is a complete and correct list and summary description of all (a) union, collective bargaining, employment, management, termination and consulting agreements to which any Seller or any International Subsidiary is a party or otherwise bound, and (b) compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; pension and retirement plans and arrangements; profit-sharing and thrift plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance.

Section 3.14.  Material Contracts. To the Knowledge of WNI, Schedule 3.14 is a complete and correct list of all Weider Contracts where the obligations payable to third parties by Sellers, or the obligations payable to Sellers by third parties, exceeds $100,000 on an annual basis. Complete and correct copies of the Weider Contracts set forth on Schedule 3.14 have been made available for review by Buyer.

Section 3.15.  Insurance. Each Seller maintains valid policies of insurance covering the Domestic Business (the “Insurance Policies”) set forth in Schedule 3.15, including all legally-required workers’ compensation insurance, casualty, fire and general liability insurance.

Section 3.16.  Conduct of Business.

(a)  The Sellers represent and warrant that from the Effective Date to the Closing Date, to the Knowledge of WNI, no Seller nor any International Subsidiary has:

(i)  made any material (a) cash expenditures that are not in the ordinary course of business, (b) dividends or other cash distributions to stockholders or (c) any other cash transfers, other than as expressly set forth in this Agreement, that would materially impact the cash or cash equivalents of the Weider Branded Business;

(ii)  entered into or materially amended, modified or terminated any Employment Agreement, consulting agreement or other employment, severance, retention, compensation or similar contracts or agreement with any Weider Employee;

(iii)  increased in any material manner the compensation of, or benefits payable to, any Weider Employee other than, with respect to employees other than officers, in the ordinary course of business consistent with past practice (in terms of amount, timing and scope) or other than was required by Applicable Law or existing contractual arrangements; or

(iv)  created, incurred or assumed any material indebtedness or assumed, guaranteed, endorsed or otherwise become liable or responsible for any material liabilities of any other person that constituted or comprised Weider Liabilities.

(b)  Furthermore, the Sellers represent and warrant that from the Effective Date to the Closing Date, to the Knowledge of WNI, each Seller and each International Subsidiary has:

(i)  used commercially reasonable efforts to cause the Weider Branded Business to be conducted in the ordinary course consistent with past practice in all material respects;

(ii)  used commercially reasonable efforts to preserve the Weider Branded Business’ organization and goodwill intact in all material respects;

(iii)  with respect to the Weider Branded Business, kept its financial books of account, records and files comprising Weider Books and Records consistent with past practice in all material respects; and

(iv)     used commercially reasonable efforts to continue to maintain material existing business relationships with suppliers and customers of the Weider Branded Business other than relationships that Sellers reasonably determined in its sole discretion were not economically beneficial to the Weider Branded Business.

ARTICLE IV

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Sellers as follows, except as otherwise set forth on the Schedules hereto:

Section 4.1.  Organization, Standing and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the States of Nevada, with full corporate power and corporate authority to (a) own, lease and operate its properties, (b) carry on its business as currently conducted by it, and (c) execute, deliver and perform under this Agreement, the Ancillary Agreements and each other agreement and instrument to be executed and delivered by Buyer pursuant hereto.

Section 4.2.  Authority. The execution and delivery by Buyer of this Agreement, the Ancillary Agreements and of all of the other agreements to be executed and delivered by Buyer pursuant hereto, the performance by Buyer of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Buyer (including, but not limited to, resolutions adopted by the Managing Member of Buyer), and Buyer has all necessary power and authority with respect thereto, including under the laws of the State of Nevada governing limited liability companies. This Agreement is, and when executed and delivered by each Seller will be, the valid and binding obligations of the Buyer, enforceable against Buyer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies.

Section 4.3.  Noncontravention. Neither the execution and delivery by Buyer of this Agreement or of any Ancillary Agreement to be executed and delivered by Buyer, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by Buyer of any of its obligations hereunder or thereunder, will (a) conflict with or result in a breach of or a default under any provision of its Articles of Organization, Operating Agreement, or other charter documents, as amended to date, (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits, under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Buyer is a party or by which its assets may be bound or affected, or require any consent, approval or notice under the terms of any such document or instrument, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to Buyer, except, in the cases of clauses (b) and (c) above, as would not have a material adverse effect on the operations, business, properties, assets, liabilities, results of operations or financial condition of Buyer.

ARTICLE V

Covenants of Sellers and Buyer

Section 5.1.  Investigation of Business; Access to Properties and Records.

(a)  After the date hereof and prior to the Closing, Sellers shall afford to Buyer and its authorized representatives reasonable access to all offices and properties of Sellers and the International Subsidiaries, and to the Weider Books and Records, during normal business hours and upon reasonable advance written request, subject to compliance with Applicable Laws and contractual obligations of Sellers or any of their Affiliates; provided, however, that such investigation shall be conducted in such a manner as to minimize interference with the operation of any business of Sellers or any of their Affiliates. If, as of the date hereof or at any time thereafter prior to the Closing Date, Buyer becomes aware of or discovers any material breach of any representation or warranty contained in this Agreement or any circumstance or condition that upon Closing would likely constitute such a breach, Buyer shall promptly so notify Sellers.

(b)  All proprietary information and any other information provided to Buyer or its representatives pursuant to this Agreement shall be held by Buyer and its representatives as confidential and shall not be used for any reason or purpose other than to evaluate and consummate the transactions contemplated by this Agreement and shall not be disclosed to any other person except upon the prior written consent of Sellers or to an authorized agent, consultant, advisor or other representative of Buyer who require such information for the purpose of evaluating the transaction contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the terms of this Section 5.1(b) shall continue in full force and effect in accordance with its terms.

(c)  Prior to the Closing, Buyer and Sellers shall cooperate in good faith to identify all materials that are or comprise Weider Books and Records. Except as otherwise provided by law or regulation, Buyer agrees: (i) that Sellers shall be permitted to retain copies of the Weider Books and Records, or originals to the extent Sellers provide Buyer with copies of the same; (ii) to hold the Weider Books and Records transferred to Buyer on the Closing Date and not to destroy or dispose of any thereof for a period of three (3) years following the Closing Date or such longer time as may be required by Applicable Law; and (iii) at any time and from time to time following the Closing Date to afford Sellers, their accountants and counsel, during normal business hours, upon at least five (5) Business Days’ prior notice, full access to such Weider Books and Records (including the right to copy such materials at Sellers’ expense) to the extent that such access may be reasonably requested (without unreasonably disrupting the personnel and operations of the Weider Branded Business) for any legitimate purpose.

Section 5.2.  Agreement to Cooperate. Subject to the terms and conditions of this Agreement and Applicable Law, each of Buyer and Sellers shall use commercially reasonable efforts to take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to satisfy their respective “Conditions to Closing” set forth in Articles VII and VIII and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation (i) to obtain all necessary or appropriate waivers, Consents and approvals of third persons and Governmental Authorities, (ii) to effect all necessary registrations, filings and submissions with any Governmental Authorities, and (iii) to lift or dissolve any order, injunction or other legal bar to consummate the transactions contemplated by this Agreement (and, in such case, to proceed with the consummation of those transactions as expeditiously as reasonably possible), including through all possible appeals.

Section 5.3.  Further Assurances; Contract Audits. Buyer and Sellers shall execute such documents and other papers and take such further actions as the other party may reasonably request in order to carry out the provisions hereof and the transactions contemplated hereby. The parties shall use their respective reasonable best efforts to cooperate with the other party in connection with any litigation relating to the Weider Branded Business, including providing reasonable access to books and records and current employees; provided that, in no event shall either party be required to make any expenditure of money in connection therewith.

Section 5.4.  No Disclosure.

(a)  Each of Sellers and Buyer agree that it shall not make any public announcement or issue any press release in connection with the transactions contemplated hereby, except (i) as provided in Section 5.4(b) or (ii) if any of Buyer or Sellers (A) is ordered to make such disclosure by a court of competent jurisdiction or (B) is advised by legal counsel that such disclosure is advisable under Applicable Laws, in which case the party making the disclosure shall, to the extent reasonably practicable, inform the other party as to the timing and contents of such disclosure prior to making such disclosure.

(b)  To the extent permitted by Applicable Laws, Buyer and Sellers shall agree on the content and timing of each of their respective initial press releases in connection with the transactions contemplated hereby.

Section 5.5.  Intangibles.

(a)  Sellers shall assign, or cause to be assigned, effective as of the Effective Date, to Buyer all of Sellers’ rights, title and interest in and to the Intangibles. Buyer shall be responsible for the preparation, submission and cost of all applications, notices, recordations, registrations and other filings with Governmental Authorities necessary to assign to Buyer all of Sellers’ and the International Subsidiaries’ rights, title and interest in and to the Intangibles; provided that, Sellers shall provide Buyer with commercially reasonable assistance in connection therewith.

(b)  Sellers covenant and agree that, upon the request of Buyer, Sellers will execute and deliver any and all papers, execute all documents and instruments and do all lawful acts as may be reasonably necessary to perfect Buyer’s right and title in and to the Intangibles. Buyer shall bear all costs with respect to the preparation of all papers, documents and instruments and all costs associated with the assignment to Buyer of the Intangibles.

Section 5.6.  Intercompany Arrangements and Accounts.

(a)  Sellers and Buyer acknowledge and agree that, immediately prior to the Closing, other than the Ancillary Agreements, and except for the intercompany arrangements, promissory notes and/or accounts set forth on Schedule 5.6(a) (if any) or as otherwise provided herein, each intercompany contract, lease, license, commitment or other arrangement relating to the Weider Branded Business and involving Sellers, any of the International Subsidiaries or any of their respective Affiliates, except for amounts owing between the International Subsidiaries, shall be terminated and be of no further force or effect, notwithstanding any terms thereof to the contrary.

(b)  On the Closing Date, Buyers shall pay to Sellers any and all outstanding amounts due on each of the matters set forth on Schedule 5.6(b).

Section 5.7.  Insurance. Sellers shall use commercially reasonable efforts to keep, or cause to be kept, in full force and effect through the close of business on the Closing Date, all insurance policies presently maintained with respect to the Weider Branded Business and the Weider Assets, or suitable replacements therefor. Sellers shall notify Buyer within two (2) Business Days if any such insurance policy terminates or is no longer in full force and effect.

Section 5.8.  Collection of Receivables; Forwarding of Payments. From and after the Closing, Buyer shall have the right and authority to collect for its own account all accounts receivable and other related items that are included in the Weider Domestic Assets.  From and after the Closing Date and subject to the Ancillary Agreements, Sellers shall, and shall cause their Affiliates to, promptly deliver to Buyer any cash or other property received directly or indirectly by it (or them) with respect to such accounts receivable and such other related items. Buyer shall, and shall cause its Affiliates to, promptly deliver to Sellers any cash or other property received directly or indirectly by it (or them) with respect to any Excluded Assets.

Section 5.9.  Assignment of Export Rights. Notwithstanding anything in this Agreement to the contrary, prior to the Closing Date, WNG Canada shall execute and deliver to Sellers an instrument of assignment granting Sellers all of its rights to export non-Weider® brand products under that certain letter agreement between WNG Canada and Weider Sports Equipment Co., Ltd. dated as of December 5, 1996.

Section 5.10.  Facilities Inspection. On a going forward basis, for so long as a Seller manufactures any material amounts of Products for Buyer in connection with the Weider Branded Business, Sellers agree to allow Buyer and/or its designees or licensees to inspect, during business hours and on reasonable advance notice, only those portions of any facilities of Seller where such Products are manufactured; provided however, that Buyer shall not be allowed to exercise its inspection rights under this Section 5.10 more than once per every three months.

Section 5.11.  Covenant Not to Compete; Nonsolicitation.

(a)  As a further inducement to Sellers to sell the Weider Assets, Buyer agrees that for the period from the Closing Date until the expiration of eighteen (18) months from the Closing Date (the “Restricted Period”), Buyer and its Affiliates (other than through WNI and its direct or indirect subsidiaries) will not, without the prior written consent of WNI (which consent may be withheld by WNI in its sole and absolute discretion), directly or indirectly engage in any business or activity or render services to any person, corporation or entity, whether by itself or as a consultant, partner, principal, agent, stockholder (other than as a 1% or less stockholder of a publicly-traded corporation) or in any other corporate or representative capacity, that competes in any manner: (i) in the joint care or musculo-skeletal health category for dietary or nutritional supplements or homeopathic products throughout the world or (ii) with any product or product lines sold as of the date hereof under Seller’s Schiff brand within the United States. Notwithstanding any of the foregoing, Sellers specifically agree that, outside of the United States, Buyer and/or its Affiliates have the right to be a manufacturer/supplier of unaffiliated third-party private labeled (not Weider branded) dietary or nutritional supplements or homeopathic products in the joint-care and/or musculo-skeletal health category.

(b)  During the Restricted Period, Buyer agrees that Buyer and its Affiliates will not, without the prior written consent of WNI (which consent may be withheld by WNI in its sole and absolute discretion), directly or indirectly solicit for employment (or directly or indirectly cause or seek to cause to leave the employ of Sellers or their direct or indirect subsidiaries) any employee of Sellers or their direct or indirect subsidiaries; provided, however, that Buyer shall not be prevented from employing any employee of Sellers or their direct or indirect subsidiaries who (i) contacts the Buyer on his or her own initiative without any direct or indirect solicitation or encouragement by the Buyer (other than general advertising or general recruitment efforts not targeted at selected employees), (ii) has been terminated by Sellers or their direct or indirect subsidiaries prior to commencement of employment discussions between Buyer and such employee or (iii) has voluntarily left the employ of Sellers or their direct or indirect subsidiaries prior to commencement of employment discussions between Buyer and such employee .

(c)  It is expressly understood and agreed that although Sellers and Buyer consider the restrictions contained in this Section 5.11 to be reasonable in the context in which made, if a final judicial determination is made that the time, territory, scope or any other restriction contained in this Section 5.11 is unreasonable or otherwise unenforceable, neither this Agreement nor the provisions of this Section 5.11 shall be rendered void, but shall be deemed amended to apply as to such maximum scope, time and territory and to such other extent as such court may judicially determine or indicate to be reasonable, and as so modified, the restrictions contained in this Section 5.11 shall be binding and enforceable.

Section 5.12.  Ownership of International Subsidiary Stock. In the event that the International Subsidiary Stock is not transferred to Buyer on the Closing Date, Sellers shall continue to hold the International Subsidiary Stock as bailee for Buyer and, upon Buyer's written instructions, Sellers shall use their commercially reasonable efforts to promptly transfer the International Subsidiary Stock to Buyer and deliver to Buyer the stock certificates representing the International Subsidiary Stock.

ARTICLE VI

Tax Matters

Section 6.1.  Tax Representations. Except as set forth on the Schedules hereto, (a) none of the Weider Assets is a lease made pursuant to Section 168(f)(8) of the Code; and (b) as of the date hereof, no liens for material Taxes have been filed with respect to the Weider Assets.

Section 6.2.  Allocation. Buyer and Sellers agree to act in accordance with the allocations of the consideration paid for the Weider Branded Business that are set forth in Schedule 6.2 in any relevant Tax Returns or similar filings and to refrain from taking any Tax position inconsistent with such allocations. Buyer and Sellers agree to act in accordance with the allocations set forth in Schedule 6.2 in any relevant Tax Returns or similar filings and to refrain from taking any Tax position inconsistent with such allocations. Buyer and Sellers shall each be responsible for the preparation of their own Section 1060 Statements and Forms in accordance with applicable Tax Laws. Buyer and Sellers shall each execute and deliver to each other such statements and forms as are reasonably requested, which statements and forms shall be consistent with such Allocation Agreement.

Section 6.3.  Tax Obligations of Sellers. Sellers shall be liable for, and shall promptly pay when due any and all Taxes for any Pre-Effective Tax Period, other than non-U.S. income taxes, due and payable by Sellers with respect to the Weider Branded Business (“Excluded Taxes”).

Section 6.4.  Tax Obligations of Buyer. Buyer shall be liable for, and shall promptly pay when due, any and all Taxes (including non-U.S. income taxes) other than Excluded Taxes.

Section 6.5.  Transfer Taxes; Apportionment of Taxes.

(a)  Buyer and Sellers shall each pay 50% of any sales, transfer, documentary, use, filing, recording and similar Taxes and fees, whether levied on Buyer, Sellers or any of their respective Affiliates, resulting from the transactions contemplated by this Agreement.

(b)  Any Taxes other than Income Taxes relating to a Straddle Period shall be apportioned between Buyer and Sellers based on the number of days during the portion of the assessment period occurring on and before the Effective Date, and the number of days during such period occurring after the Effective Date and for purposes of Sections 6.3, 6.4 and 6.6 and the last sentence of this Section 6.5(b) each portion of such period shall be deemed to be a taxable period (whether or not it is, in fact, a taxable period). To the extent estimated Taxes have been paid prior to the Effective Date with respect to a Straddle Period, Sellers’ liability with respect thereto shall be reduced by that amount; provided that if such payment or accrual of Taxes exceeds Sellers’ liability as calculated pursuant to this Section 6.5(b), Buyer shall promptly pay Sellers the amount of such excess. At least forty-five (45) days prior to the due date of any return for the Straddle Period that is due after the Effective Date, Buyer shall allow Sellers to review the Straddle Period return and related work papers for the purpose of determining the amount of Taxes due from, or due to, Sellers. Any dispute between Buyer and Sellers with respect to this Section 6.5(b) shall be resolved by neutral accountants mutually selected by Buyer and Sellers. Buyer agrees to file all Straddle Period Tax Returns that are due after the Effective Date in an accurate and timely manner.

Section 6.6.  Refunds and Credits.

(a)  Sellers shall be entitled to any refunds or credits of, against or attributable to Taxes with respect to the Weider Branded Business attributable to or arising in Pre-Effective Tax Periods.

(b)  Buyer shall be entitled to any refunds or credits of, against or attributable to Taxes with respect to the Weider Branded Business attributable to or arising in Post-Effective Tax Periods beginning after the Effective Date.

(c)  Buyer shall promptly forward to Sellers or reimburse Sellers for any refunds or credits due Sellers (pursuant to the terms of this Article VI) within fifteen (15) days after receipt thereof, and Sellers shall promptly forward to Buyer (pursuant to the terms of this Article VI) or reimburse Buyer for any refunds or credits due Buyer within fifteen (15) days after receipt thereof.

Section 6.7.  Cooperation and Exchange of Information.

(a)  As soon as practicable, but in any event within thirty (30) days after Sellers’ request, from and after the Effective Date, Buyer shall provide Sellers with such cooperation as reasonably requested by Sellers pertaining to any Taxes relating to any period prior to the Effective Date and shall deliver to Sellers such information and data concerning the pre-Effective operations of the Weider Branded Business and make available such knowledgeable Weider Employees as Sellers may request, including providing the information and data required by Sellers’ customary tax and accounting questionnaires, in order to enable Sellers to complete and file all Tax Returns which it may be required to file with respect to the Weider Branded Business through the Effective Date or to respond to audits by any domestic or foreign taxing authorities with respect to such operations and to otherwise enable Sellers to satisfy its internal accounting, tax and other legitimate requirements. Such cooperation and information shall include provision of powers of attorney for the purpose of signing Tax Returns and defending audits and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any domestic or foreign taxing authority and records concerning the ownership and tax basis of property, which Buyer may possess. Buyer shall make its employees and facilities reasonably available on a mutually convenient basis not to unreasonably interfere with normal business operations to provide explanation of any documents or information provided hereunder.

(b)  For a period of ten (10) years after the Effective Date or such longer period as may be required by law, Buyer shall retain, maintain in an orderly fashion and not destroy or dispose of any books or records (including computer files) that pertain to the Weider Branded Business and that are directly related to the Tax Returns. Thereafter, Buyer shall not knowingly destroy or dispose of any such books or records unless it first offers such books and records to Sellers in writing and Sellers fail to accept such offer within sixty (60) days of its being made. If Sellers accept such offer, they shall remove the material from Buyer’s premises at its own expense. This Section 6.7 shall not be construed to limit Buyer’s obligations under Sections 5.1(a) and 5.1(c).

(c)  Buyer and Sellers and their respective Affiliates shall cooperate in the preparation of all Tax Returns relating in whole or in part to taxable periods ending on, before or including the Effective Date that are required to be filed after the Effective Date.

Section 6.8.  Tax Contests.

(a)  If a claim shall be made by any taxing authority which, if successful, would result in a liability for Taxes for which Sellers may be liable pursuant to Section 6.3, or if an audit is commenced by any taxing authority with respect to any Tax that could give rise to such a tax claim (any such claim or audit, a “Tax Claim”), Buyer shall promptly notify Sellers in writing of such Tax Claim, as the case may be. If notice of the Tax Claim is not given to Sellers within a sufficient period of time or in reasonable detail to apprise Sellers of the nature of the tax (in each instance taking into account the facts and circumstances with respect to such Tax Claim), Sellers shall not be liable to Buyer to the extent that Sellers’ position is prejudiced as a result thereof.

(b)  Sellers shall be entitled to control all audits and other proceedings (including as to selection of counsel and decisions regarding settlement) with respect to a Tax Claim. Sellers, in their sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority with respect to any Tax Claim and may, in their sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or may contest the Tax Claim in any permissible manner, and may prosecute such contest to a determination in any court or settle such Tax Claim in any manner as Sellers may determine in their sole discretion. Buyer agrees to provide Sellers with any authorizations, powers of attorney or other documentation as may be reasonably necessary to allow Sellers to pursue all such actions permitted by this Section 6.8.

(c)  Notwithstanding Section 6.8(b), if a Tax Claim includes or could reasonably be expected to include both a claim for Taxes that are Excluded Taxes and a claim for Taxes that are Weider Liabilities, and such claim for Taxes that are Excluded Taxes is not separable from such claim for Taxes that are Weider Liabilities, the Sellers (if the claim for Taxes that are Excluded Taxes exceeds or reasonably could be expected to exceed in amount the claim for Taxes that are Weider Liabilities), or otherwise the Buyer (Sellers or Buyer, as the case may be, the “Controlling Party”), shall be entitled to control the defense of such Tax Claim (such Tax Claim, a “Mixed Tax Claim”). In such case, the other party (the “Non-Controlling Party”) shall be entitled to participate fully (at the Non-Controlling Party’s sole expense) in the conduct of such Mixed Tax Claim and the Controlling Party shall not settle such Mixed Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld). The costs and expenses of conducting the defense of such Mixed Tax Claim shall be reasonably apportioned based on the relative amounts of the claim for Taxes that are Excluded Taxes and the claim for Taxes that are Weider Liabilities.

ARTICLE VII

Conditions to Buyer’s Obligation to Close

Buyer’s obligation to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date, or waiver by Buyer, of all of the following conditions:

Section 7.1.  Representations, Warranties and Covenants of Sellers. The representations and warranties of Sellers contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties that speak as of a specific date or time other than the Closing Date which need only be true and correct as of such date or time), except for such failures to be true and correct (without giving effect to any qualification in such representations and warranties relating to Material Adverse Effect or materiality) that would, individually or in the aggregate, reasonably be expected to not result in a Material Adverse Effect. The covenants and agreements of Sellers to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects. Each Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized officer of such Seller confirming the foregoing.

Section 7.2.  No Order. No Governmental Authority, nor any foreign, federal or state court, of competent jurisdiction shall have enacted, issued, enforced or entered any statute, rule, regulation, executive order, injunction, decree, judgment or other order, in any case which is in effect and which restrains or prohibits the consummation of the transactions contemplated by this Agreement.

Section 7.3.  Managing Member Authorization. The Managing Member of Buyer shall have approved this Agreement and all of the transactions contemplated hereby.

Section 7.4.  Special Committee Authorization. The Special Committee shall have recommended to the Board of Directors that this Agreement and all of the transactions contemplated hereby be approved.

Section 7.5.  Deliveries. Sellers shall have delivered to Buyer all of the deliveries required to be made by Sellers pursuant to Section 2.7 hereof.

Section 7.6.  Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement, shall have been instituted or threatened by any person or entity, and which, in the reasonable judgment of Buyer after receiving the written advice of its legal counsel (based on the likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it unlawful or commercially impossible for Buyer to proceed with the consummation of such transactions or would have a Material Adverse Effect on the Weider Branded Business.

Section 7.7.  Consents and Approvals. All Consents, waivers, approvals, licenses and authorizations by third parties and Governmental Authorities (and all amendments or modifications to existing agreements with third parties) required as a precondition to the performance by Sellers of their respective obligations hereunder and under any agreement delivered pursuant hereto, shall have been duly obtained and shall be in full force and effect.

Section 7.8.  No Liens. Seller shall have executed and delivered such deeds, bills of sale, assignments and other instruments of transfer and conveyance, certificates of title and other documents as shall be reasonably required by Buyer for the transfer to Buyer of all of Sellers’ right, title, and interest to and in the Domestic Assets and the International Subsidiary Stock, free and clear of any material Liens or shall have delivered, with such instruments and documents, financing statement releases or termination statements with respect to any security interests constituting material Liens on the International Subsidiary Stock.

Section 7.9.  Date of Consummation. The transactions contemplated herein shall have been consummated on or prior to April 1, 2005, or such later date as the parties shall agree by a written instrument signed by all of them.

Notwithstanding anything to the contrary in this Agreement, Buyer may not rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by Buyer’s failure to use its commercially reasonable efforts pursuant to Section 5.2.

ARTICLE VIII

Conditions to Sellers’ Obligation to Close

Sellers’ obligation to consummate the sale of the Weider Assets and the transfer to Buyer of the Weider Liabilities contemplated hereby is subject to the satisfaction on or prior to the Closing Date, or waiver by Sellers, of all of the following conditions:

Section 8.1.  Representations, Warranties and Covenants of Buyer. The representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties that speak as of a specific date or time other than the Closing Date, which need only be true and correct as of such date or time) except for such failures to be true and correct (without giving effect to any qualification in such representations and warranties relating to Material Adverse Effect or materiality) that would, individually or in the aggregate, reasonably be expected to not result in a Material Adverse Effect on the ability of Buyer to perform its obligations hereunder or consummate the transactions contemplated hereby. The covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects. Buyer shall have delivered to Sellers a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

Section 8.2.  No Order. No Governmental Authority, nor any foreign, federal or state court, of competent jurisdiction shall have enacted, issued, enforced or entered any statute, rule, regulation, executive order, injunction, decree, judgment or other order, in any case which is in effect and which restrains or prohibits the consummation of the transactions contemplated by this Agreement.

Section 8.3.  Board Authorization. The Board of Directors of each Seller shall have approved this Agreement and all of the transactions contemplated hereby.

Section 8.4.  Special Committee Authorization. The Special Committee shall have recommended to the Board of Directors that this Agreement and all of the transactions contemplated hereby be approved.

Section 8.5.  Fairness Opinion. An independent financial advisor retained by the Special Committee shall have rendered a fairness opinion in form and substance satisfactory to WNI (the “Fairness Opinion”).

Section 8.6.  Resignation of Richard Blair. Richard Blair shall have resigned from the position of Executive Vice President of each of the Sellers as well as from any and all other positions or offices he holds with respect to each of the Sellers at the Effective Date.

Section 8.7.  Deliveries. Buyer shall have delivered to Sellers all of the deliveries required to be made by Buyer pursuant to Section 2.8 hereof

Section 8.8.  Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, shall have been instituted or threatened by any person or entity, and which, in the reasonable judgment of Sellers after receiving the written advice of its legal counsel (based on the likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it inadvisable to proceed with the consummation of such transactions.

Section 8.9.  Consents and Approvals. All Consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments and modifications to existing agreements with third parties) required as a precondition to the performance by Buyer or Sellers of any of their respective obligations hereunder and under any agreement delivered pursuant hereto, shall have been duly obtained and shall be in full force and effect.

Section 8.10.  Date of Consummation. The transactions contemplated hereby shall have been consummated on or prior to April 1, 2005, or such later date as the parties shall agree by a written instrument signed by all of them.

Notwithstanding anything to the contrary in this Agreement, Sellers may not rely on the failure of any condition set forth in Article VIII to be satisfied if such failure was caused by Sellers’ failure to use its commercially reasonable efforts pursuant to Section 5.2.

ARTICLE IX

Termination

Section 9.1.  Termination. Subject to the terms of Section 9.2 this Agreement may be terminated at any time prior to the Closing by:

(a)  the mutual written consent of Sellers and Buyer;

(b)  either Sellers or Buyer if any injunction, restraining order or decree of any nature of any court or Governmental Authority shall restrain or prohibit the consummation of the transactions contemplated by this Agreement, and such injunction, order or decree shall become final and nonappealable and shall not have been entered into at the request of the terminating party;

(c)  Sellers if Sellers shall have received a bona fide offer made by a third party to enter into an acquisition transaction involving the Weider Assets or the Weider Branded Business which the Special Committee, after consultation with outside legal counsel and its independent financial advisor, has determined in good faith is superior to the transaction proposed in this Agreement (a “Superior Offer”) and that the failure to accept such Superior Offer would be inconsistent with the fiduciary duties of the Board of Directors of Sellers to Sellers’ stockholders under Applicable Law; or

(d)  either Sellers or Buyer if the Closing has not occurred by the close of business on or prior to the date which is three (3) months from the date of this Agreement, and the failure to consummate the transactions contemplated by this Agreement on or before such date shall not have resulted from the failure by the party seeking termination of this Agreement to fulfill any covenant provided for herein that was required to be fulfilled prior to Closing.

Section 9.2.  Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of Sellers and Buyer pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, the transactions contemplated hereby shall be abandoned without further action by the parties hereto, and the parties hereto waive and release any claim or Action with respect thereto, except that the provisions of Sections 5.1(b) and 10.5 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any willful breach of this Agreement, which breach is not cured within fifteen (15) Business Days following written notice from the other party specifying, in reasonable detail, the nature of such breach.

ARTICLE X

Miscellaneous

Section 10.1.  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by telecopy shall be considered original executed counterparts for purposes of this Section 10.1, provided receipt of copies of such counterparts is confirmed.

Section 10.2.  Governing Law; Jurisdiction; Waiver. This Agreement and performance hereunder shall be governed by and construed in accordance with the laws of the State of California without reference to the choice of law principles thereof. Each of the parties agrees that all actions or proceedings arising out of or in connection with this Agreement, or for recognition and enforcement of any judgment arising out of or in connection with this Agreement, shall be tried and determined exclusively in the state or federal courts in the State of California, and each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding: (a) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (c) that (i) any of the aforesaid courts is an inconvenient or inappropriate forum for such action or proceeding, (ii) venue is not proper in any of the aforesaid courts and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by any of the aforesaid courts.

Section 10.3.  Entire Agreement. This Agreement (including any and all Schedules, Exhibits and other documents or agreements attached hereto, all of which are incorporated herein by this reference) contains the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

Section 10.4.  Expenses. Except as set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 10.5.  Notices. All notices and other communications hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, facsimile to the appropriate address or number as set forth below:

(a)  if to Sellers, to:

Weider Nutrition International, Inc.
2002 South 5070 West
Salt Lake City, Utah 84104
Attention: Joseph W. Baty, Chief Financial Officer
Fax: (801) 972-6532

with a copy to:

Paul, Hastings, Janofsky & Walker LLP
515 South Flower Street
Twenty-Fifth Floor
Los Angeles, CA 90071
Attention: Robert A. Miller, Esq.
Fax: (213) 627-0705

with an additional copy to:

Latham & Watkins LLP
650 Town Center Drive
20th Floor
Costa Mesa, CA 92626
Attention: Charles K. Ruck, Esq.
Fax: (714) 755-8290

(b)  if to Buyer, to

Weider Global Nutrition, LLC
21100 Erwin Street
Woodland Hills, CA 91367
Attention: Eric Weider
Fax: 818.999.6598

with a copy to each of:

Bernard J. Cartoon
21300 Erwin Street
Woodland Hills, CA 91367
Fax: (818) 999-1541

Greenberg Glusker Fields Claman
Machtinger & Kinsella LLP
1900 Avenue of the Stars, 21st Floor,
Los Angeles, California 90067-4590
Attention: Ronald K. Fujikawa and Mark Dancsecs
Fax: (310) 201-2300

or at such other address and to the attention of such other person as a party may designate by written notice to the other party; provided, however, that any such notice shall be deemed given only upon receipt thereof.

Section 10.6.  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement and the rights and obligations hereunder shall not be assignable or transferable by Buyer or Sellers without the prior written consent of the non-assigning party and any such attempt to assign this agreement by Buyer or Sellers without the other party’s prior written consent shall be null and void.

Section 10.7.  Survival of Representations. Notwithstanding any investigation at any time made by or on behalf of any party hereto, all representations and warranties made by any party in this Agreement or pursuant hereto shall terminate immediately following the Closing except for the representations and warranties made in Sections 3.1, 3.2 and 3.11 which shall survive for twelve (12) months following the Closing and Sections 3.3, 3.6 and 3.16 which shall survive for six (6) months following the Closing.

Section 10.8.  Headings; Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

Section 10.9.  Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each of the parties hereto. Any party hereto may, only by an instrument in writing, waive compliance by the other parties hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 10.10.   Interpretation. For the purposes of this Agreement, (i) unless otherwise specified, “dollars” shall mean United States dollars, (ii) a “subsidiary” of a corporation means any corporation more than 50% of whose outstanding voting securities are directly or indirectly owned by such other corporation, (iii) a “person” shall mean an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof, and (iv) the words “including” (and words of similar import) shall mean “including without limitation.” It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes of this Agreement.

Section 10.11.   Tax Treatment and Tax Structure. Notwithstanding anything to the contrary in this Agreement or any other agreement related to the transactions contemplated by this Agreement to which the parties hereto or any of their respective Affiliates is a party, each party is permitted to disclose the “tax treatment” and “tax structure” (as those terms are defined in Treasury Regulations Section 1.6011-4) of the transactions contemplated by this Agreement (including all materials of any kind, including opinions and other tax analyses relating to the tax treatment and tax structure); provided, however, that such disclosure may not be made until the earlier of (i) the date of the public announcement of discussions relating to the transactions contemplated by this Agreement; (ii) the date of the public announcement of the transactions contemplated by this Agreement; or (iii) the date of this Agreement.

Section 10.12.  Severability. Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“SELLERS”

Weider Nutrition International, Inc.

By:_______________________________
Name:
Title:

Weider Nutrition Group, Inc.

By:_______________________________
Name:
Title:

“BUYER”

Weider Global Nutrition, LLC

By:Weider Health and Fitness,
      a Nevada corporation, its Managing Member

                                    By:_______________________________

Its:_______________________________